Exhibit 10.3

SOMITOS CORP.

MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY HELD ON

March 06, 2025 AT 34 PEKINI AVE, TBILISI, GEORGIA 0160

Present: Gvantsa Chumburidze

Gvantsa Chumburidze took the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES

WHEREAS a subscriber has agreed to subscribe for the shares of common stock in the capital of the Company in consideration of $300.

UPON MOTION, IT WAS RESOLVED that 3,000,000 shares of common stock in the capital of the Company have been subscribed to Gvantsa Chumburidze in consideration of $300 and should now be considered as issued and fully paid and non-assessable to the subscriber.

Name of Subscriber	Number of Shares
Gvantsa Chumburidze	3,000,000

TERMINATION OF MEETING

UPON MOTION, IT WAS RESOLVED that the Meeting terminate.

                          /s/Gvantsa Chumburidze

Gvantsa Chumburidze, Recording Secretary